Press Release	Source: Urigen Pharmaceuticals, Inc.

Urigen Pharmaceuticals, Inc. Appoints Dennis H. Giesing, PhD as Chief Scientific Officer

Thursday October 4, 9:50 am ET

BURLINGAME, Calif.--(BUSINESS WIRE)--Urigen Pharmaceuticals, Inc. (OTCBB: URGP - News), a specialty pharmaceutical company focused on the development of treatments for urological disorders, has appointed Dennis H. Giesing, PhD to serve as the company's Chief Scientific Officer.

I am very pleased to accept this role and participate in Urigen's efforts to become a successful specialty pharmaceutical company," said Dennis Giesing, PhD. "URG101 and URG301 are promising drug candidates and provide a foundation on which we can build a comprehensive urological pipeline."

Dr. Giesing, fifty-five, has more than thirty years experience in pharmaceutical drug development. Since January 2007, he has served as Urigen Pharmaceuticals' Director of Product Development. During his career Dr. Giesing served as the Senior Vice President of Lead Optimization and Vice President at Aventis Pharmaceuticals, Global Drug Metabolism & Pharmacokinetics division. He has also held numerous leadership roles at Hoechst Marion Roussel, Marion Merrell Dow, and Marion Laboratories. Dr. Giesing has participated in numerous development programs that have resulted in global regulatory approvals in a variety of therapeutic areas, including anti-infectives, arthritis, bone, cardiovascular, gastrointestinal, genitourinary, metabolism, and respiratory.

About Urigen Pharmaceuticals, Inc.

Urigen Pharmaceuticals is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for urological disorders. Urigen's two lead programs target significant unmet medical needs and major market opportunities in urology. Urigen's URG101 project targets painful bladder syndrome/interstitial cystitis, which affects approximately 10.5 million men and women in North America. Urigen's URG301 project targets acute urgency in patients diagnosed with an overactive bladder, another major unmet need that is insufficiently managed by presently available overactive bladder drugs. URG301 is a proprietary dosage form of an approved drug that is locally delivered to control urinary urgency. For further information, please visit Urigen's website at http://www.urigen.com.

Forward-Looking Statement

This press release may contain forward-looking statements. These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should," or "will," or the negative thereof or other variations thereon or comparable terminology. Urigen has based these forward-looking statements on current expectations, assumptions, estimates and projections. While Urigen believes that these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Given these risks and uncertainties, investors and security holders are cautioned not to place undue reliance on such forward-looking statements. Urigen does not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

Contact:
Urigen Pharmaceuticals, Inc.
Martin E. Shmagin, 650-259-0239
Chief Financial Officer
www.urigen.com

or

Investor Relations:
The Investor Relations Group
Adam Holdsworth, 212-825-3210
Rachel Colgate, 212-825-3210
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Source: Urigen Pharmaceuticals, Inc.